Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

November 19, 2014

Synchrony Financial

777 Long Ridge Road

Stamford, CT 06902

Ladies and Gentlemen:

We have acted as counsel to Synchrony Financial, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer, issuance and sale from time to time of an indeterminate principal amount of debt securities (the “Debt Securities”) with an aggregate offering price not to exceed $7.5 billion.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Registration Statement; (iii) the prospectus contained within the Registration Statement (the “Prospectus”); (iv) the Indenture, dated as of August 11, 2014, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented and amended to the date hereof (the “Indenture”); and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on and subject to the foregoing and assuming that: (i) the Company, the underwriters and the Trustee will be duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and will have the requisite corporate power to enter into and perform their respective obligations related to the offering of Debt Securities and under the underwriting or similar agreement, the Indenture and any supplemental indenture relating to each series of Debt Securities; (ii) all corporate action required to be taken by the Company, underwriters and Trustee to duly authorize each proposed issuance of Debt Securities and to execute, deliver and perform each of the operative documents related to the offering of the Debt Securities contemplated herein will have been completed; (iii) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Debt Securities are offered or issued as contemplated in the Registration Statement; (iv) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the applicable prospectus supplement and the applicable

November 19, 2014 Page 2

underwriting or similar agreement; (v) the Indenture and any supplemental indentures thereto will have been qualified under the Trust Indenture Act of 1939, as amended; (vi) any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority will have been issued; (vii) the terms of any Debt Securities and their issuance and sale will have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company, and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company; (viii) a definitive underwriting or similar agreement and any other necessary agreement with respect to any Debt Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto; and (ix) the issuance and terms of any Debt Securities and the terms of the offering thereof have been duly authorized, we advise you that in our opinion, when: (a) the terms of such Debt Securities to be issued under the Indenture and any applicable supplemental indenture and the terms of their issuance and sale have been duly established in conformity with the Indenture and such supplemental indenture; (b) the Indenture and such supplemental indenture have been duly authorized, executed and delivered; (c) the Indenture and such supplemental indenture constitute legal, valid and binding obligations of the Trustee, enforceable against it in accordance with their terms; and (d) such Debt Securities have been duly executed and authenticated in accordance with the Indenture and any applicable supplemental indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any applicable underwriting or similar agreement approved by the Company’s board of directors, then such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP